Exhibit (l)

1177 Avenue of the Americas New York, NY 10036 T 212.715.9100 F 212.715.8000

January 15, 2019

1WS Credit Income Fund 1290 Avenue of the Americas, 34th Floor New York, NY 10104

Re:	1WS Credit Income Fund

Ladies and Gentlemen:

We have acted as special counsel to 1WS Credit Income Fund (the “Trust”), a statutory trust organized under the laws of the State of Delaware, in connection with certain matters relating to the issuance of its Institutional Class shares of beneficial interest (the “Shares”), including the preparation and filing by the Trust with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-2 under the Securities Act of 1933, as amended (the “Act”) and any amendment thereto (the “Registration Statement”), relating to the registration of the Shares under the Act.

In rendering this opinion, we have reviewed copies of the following documents:

1.	the Registration Statement;

2.	the Certificate of Trust of the Trust, the Agreement and Declaration of Trust of the Trust and the By-Laws of the Trust;

3.	resolutions of the Board of Trustees of the Trust, dated December 14, 2018; and

4.	a Certificate of Good Standing for the Trust, dated January 15, 2019, obtained from the Secretary of State of the State of Delaware.

KRAMER LEVIN NAFTALIS & FRANKEL LLP	PARIS | NEW YORK | SILICON VALLEY

1WS Credit Income Fund January 15, 2019

We have also reviewed such other documents and made such other investigations as we have deemed appropriate. We have assumed the legal capacity of natural persons executing or delivering any instrument, the genuineness of all signatures thereon, the authority of all persons executing such instruments on behalf of all parties thereto other than officers and other representatives of the Trust, the authenticity of all documents submitted to us as originals, the conformity to the original of all copies, facsimiles, photostatic or conformed copies and the authenticity of the originals of such latter documents. As to various questions of fact material to this opinion, we have relied upon statements, representations and certificates of officers or representatives of the Trust, public officials and others. We have not independently verified the facts so relied on.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, once paid for and issued in the manner described in the Registration Statement, will constitute validly issued, fully paid and nonassessable beneficial interests in the Trust.

We express no opinion with respect to any law other than the Delaware Statutory Trust Act. This opinion is based upon the laws and legal interpretations in effect on the date hereof and the facts and circumstances in existence on the date hereof.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the references to us as counsel to the Trust in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP

Kramer Levin Naftalis & Frankel LLP